                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Verizon Communications Inc. and Verizon Global Funding Corp. for the registration of $5,442,079,000 principal amount at maturity of Zero-Coupon Convertible Notes due 2021, and to the incorporation by reference therein of our report dated February 1, 2001, with respect to the consolidated financial statements and financial statement schedule of Verizon Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York

November 8, 2001